Exhibit 99.1

Apollo Investment Corporation Enters Into $800 Million Credit Facility

New York, NY – April 14, 2005 - Apollo Investment Corporation (“Apollo”) (NASDAQ: AINV) announced today that it has entered into a five-year, up to $800 million secured multi-currency revolving credit facility (the “Facility”) with certain lenders and JPMorgan Chase Bank, N.A., as administrative agent. J.P. Morgan Securities Inc. acted as sole book-runner and sole lead arranger in the syndication of the Facility.

The Facility will be used to supplement Apollo’s equity capital to make additional portfolio investments. Apollo has employed a significant portion of its equity capital and expects to begin using the Facility in the coming months to support additions to the portfolio.

“We are pleased to have closed on a credit facility of this size and duration that gives us the flexibility to continue to grow our investment portfolio on a cost effective basis which we believe will ultimately translate into improved yields for our shareholders,” said Chairman and Chief Executive Officer Michael Gross.

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio will be invested principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company expects to invest primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein.

Contact:

Richard L. Peteka

Apollo Investment Corporation

212.515.3488